Exhibit 99.1

Press Release

Four Rivers (Operating as Verta Energy) to

Provide Shareholders Further Details of its Integrated Waste-to-Energy Strategy

London, United Kingdom – March 8, 2011 - Four Rivers BioEnergy Inc. (OTCBB: FRBE & OTCQB: FRBE) today issued a letter to shareholders from its Chief Executive Officer, Stephen Padgett, announcing a series of initiatives for shareholders to meet with the executive officers of the Company, as the company advances toward launching its UK Waste-to-Energy plant. The company is also planning a shareholder meeting later in the year, when it is expected that the plant will be operational. The meeting will be held at the plant to allow shareholders a tour of the facility and an opportunity to meet management and have a firsthand presentation of plant operations and of management’s growth strategy.

The letter in its entirety has been posted to the Company’s web-site under the Corporate Presentations section (http://www.riv4ers.com).

In his letter Mr. Padgett outlines these plans in two stages:

1.

He explains that the Company and its investor relations advisers in Madrid and the USA are planning intimate shareholder meetings over the next few months in major cities where the majority of the company’s shareholders are located. At these meetings the executive officers will be able to present the Company’s plans to small groups of shareholders, which is particularly appropriate as the launch date of the UK plant approaches; and

2.

To hold the Annual General Shareholder Meeting at the UK plant in October at which time it is expected that the plant will be operational.  By holding the AGM at that time and place, shareholders will be able to tour the plant, meet management and have a full presentation of the plant and further expansion plans.

About Four Rivers BioEnergy Inc.

Four Rivers BioEnergy Inc. is focused on realizing the potential to produce and sell energy (in the form of electricity) from sustainable waste and renewable feedstocks. The Company operates under the trade name Verta Energy.  Our business model involves the vertical integration of the energy production cycle from feedstock procurement and processing through to electricity generation and sale, all within one business model and on integrated industrial sites.  The Company is presently in the final phases of completing its first Integrated Waste to Energy Plant on an industrial site in the UK which it acquired in 2009.

To find out more about Four Rivers BioEnergy Inc (OTCBB: FRBE), visit our website at http://www.riv4ers.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's good faith views and expectations when made. Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company, include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up. Actual results may differ, perhaps materially, from those discussed in the forward-looking statements. The company discussed in this release is not obligated to update its forward-looking statements or comment on those differences. Readers are encouraged to refer to the recent public filings of the company to further ascertain the risks associated with the forward-looking statements. Readers are urged not to place undue reliance upon such statements.

Contacts:

Stephen Padgett, Chief Executive Officer

Tel: +44 (0)1642 674085

Fax: +44 (0)1642 674415

Email: stephenpadgett@riv4ers.com

Martin Thorp, Chief Financial Officer

Tel +44 207 499 1730

Fax: +44 (0)1642 674415

Email: martinthorp@riv4ers.com

Jim Blackman

PR Financial Marketing LLC

Tel: +1 713-256-0369

Email: Jim@prfmonline.com

Laurel Moody

Corporate Profile, LLC

Tel +1 646 810 0608

Email: lmoody@corporateprofile.com

Alvaro Novillo, Spanish Investor Relations

Tel +34 664 408 206

Email: ir4rivers.esp@gmail.com

SOURCE Verta Energy

March 8, 2011

Dear Shareholder,

Meetings with our Shareholders

I am writing to you, on behalf of the board of directors, to let you know that we have decided to hold our Annual General Meeting of shareholders in October this year.

We have reached this conclusion for a number of reasons, the primary ones are:

1.

We expect that our UK Waste-to-Energy plant will be completed and operational in the summer and we would very much like to welcome our shareholders to visit the plant and take a tour with the directors and also meet with our plant management team at that time. By holding the annual meeting in October at the plant, our shareholders will be able to relate the plans which we will present at that time to both (a) the physical plant and (b) actual operations,  both of which shareholders will be able to see during the plant tour.

2.

We have appointed investor relations advisers in Madrid and in the USA and, working with them; we have started to make arrangements to meet with groups of our shareholders in those cities where the majority of our shareholders are based. These meetings are now starting to be planned and will include Madrid, Barcelona, and Seville (to acknowledge that the majority of our shareholders by number live in Spain), as well as New York and London. It is likely that these meetings will take place in April. These shareholder group meetings will allow individual shareholders to ask questions on a one-to-one or small group basis with the executive officers.  If you, as a shareholder, are not included in the invitations to these group meetings and would like to be, please do not hesitate to contact us, or our investor relations firms listed on our press releases and we will be sure to reach out to you.

I and the other executive officers look forward to meeting with many of you in your home cities over the next couple of months and look forward to the prospect of welcoming you to our UK Waste-to-Energy plant later in the year.

Yours faithfully

Stephen Padgett

Chief Executive Office

On behalf of the Board of Directors